[LOGO]
                           AMERICAN BUSING CORPORATION
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September 24, 2003


United States Securities and Exchange Commission
Washington, D.C. 20549

RE:   American Busing Corporation
      Post Effective Amendment Registration Statement on Form SB-2 POS462C Registration Number 333-101762
      Filed: September 15, 2003

To Whom It May Concern:

American Busing Corporation hereby withdrawals its Post Effective Amendment Registration Statement filed on Form SB-2 POS462C with the Securities and Exchange Commission on September 15, 2003. The Company withdraws the filing as requested by the Commission in its letter dated September 22, 2003 because it does not satisfy Rule 462(c). We feel it is in the best interest of the public that this action is taken.

Best Regards,


/s/ Edmond Forister

Edmond Forister
President and Chief Executive Officer















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               23518 N. 78th Street o Scottsdale o Arizona o 85255
                Telephone: 602-206-3582 o Facsimile: 480-502-0412